Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report March 25, 2021 relating to the financial statements of Aditx Therapeutics, Inc. as of and for the years ended December 31, 2020 and 2019 included in its Annual Report on Form 10-K.

/s/ dbbmckennon

Newport Beach, California

June 4, 2021